                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13D/A-10

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)

                           GULFPORT ENERGY CORPORATION
                           ---------------------------
                                (Name of issuer)

                     Common Stock, $.01 Par Value Per Share
                     --------------------------------------
                         (Title of class of securities)

                                   402635-10-6
                                 --------------
                                 (CUSIP number)

                                 Arthur H. Amron
                               Wexford Capital LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
                                 --------------
(Name, address and telephone number of person authorized to receive notices and communications)

                                   May 3, 2006
                                   -----------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule ss. 240.13d-7

                                                             Page 1 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                            Wexford Capital LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                           Connecticut

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             OO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 2 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                 Wexford Spectrum Investors LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             OO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 3 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                          Wexford Special Situations 1996, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             PN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 4 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                            Wexford Special Situations 1996 Institutional, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             PN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 5 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                           Wexford Advisors LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             OO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 6 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                    Wexford-Euris Special Situations 1996, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.       Sole Voting Power                                                    0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             PN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 7 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                     Wexford-Euris Advisors LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             PN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 8 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                        Wexford Special Situations 1996 Limited
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                        Cayman Islands

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             OO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 9 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                              Wexford Capital Partners II, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             PN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 10 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                    Wexford Capital Corporation
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             CO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 11 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                              Wexford Overseas Partners I, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      WC

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                        Cayman Islands

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             PN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 12 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                        Wexford Capital Limited
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                        Cayman Islands

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                      0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             OO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 13 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                        CD Holding Company, LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                     0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                       13,195,478
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                  13,195,478

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                  13,195,478

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                   41.0%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             OO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 14 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                            Charles E. Davidson
         I.R.S. Identification Nos. of Above Persons (entities only)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      AF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                         United States

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                            14,006,435
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                       14,006,435

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                  14,006,435

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                   43.5%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             IN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 15 of 19 Pages

CUSIP No. 402635-10-6

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                                               Joseph M. Jacobs
         I.R.S. Identification Nos. of Above Persons (entities only)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [x]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                  AF, PF

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                         United States

-------------------------------------------------------------------------------------------------------------------
         Number of Shares           7.      Sole Voting Power                                                55,398
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                                    -------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                           55,398

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                      55,398

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                            less than 1%

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             IN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 16 of 19 Pages

This Amendment No. 10 to Schedule 13D modifies and supplements the Schedule 13D
(the "STATEMENT") initially filed on July 22, 1997, amended and restated in its entirely by Amendment No. 1 to the Statement filed July 30, 1997, and further amended by Amendment No. [sic] 1 to the Statement filed on June 12, 1998,
Amendment No. 3 to the Statement filed on January 21, 1999, Amendment No. 4 to the Statement filed October 20, 1999, Amendment No. 5 to the Statement filed on
June 27, 2001, Amendment No. 6 to the Statement filed on April 9, 2002,
Amendment No. 7 to the Statement filed on April 29, 2002, Amendment No. 8 to the
Statement filed on September 28, 2004, and Amendment No. 9 to the Statement
filed on March 3, 2005 with respect to the common stock, $0.01 par value per share (the "COMMON STOCK"), of GULFPORT ENERGY CORPORATION, a Delaware
corporation (the "COMPANY"). Except to the extent supplemented by the information contained in this Amendment No. 10, the Statement, as amended as provided above, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the
Statement.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
         -------------------------------------

         Since the date of the last amendment to the Statement filed as aforesaid, the Company effected a public offering of 6,050,000 shares of Common
Stock, in which the Reporting Persons were named as Selling Stockholders with respect to an aggregate of 5,631,011 shares of Common Stock, which Shares were sold at a public offering price of $14.00 per share.

         As result of the foregoing, none of the Reporting Persons owns beneficially any shares of Common Stock other than Joseph M. Jacobs, who owns less than 0.01%, and CD Holding Company, LLC and Charles E. Davidson, each of whom may be deemed to beneficially own the respective percentages and numbers of outstanding shares of Common Stock set forth below (on the basis of 32,180,326 shares of Common Stock issued and outstanding, which, based upon information and belief, is the number of Shares currently outstanding):

         1. CD HOLDING COMPANY, LLC
            -----------------------
            (a) Aggregate number of shares of Common Stock beneficially owned:
                Percentage: 41.0%
            (b) 1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: 13,195,478
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition:
                   13,195,478
            (c) Other than as reported above, there were no transactions by CD
                Holding Company, LLC in connection with the Common Stock during the past 60 days.
            (d) CD Holding Company, LLC may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
            (e) Not applicable.

         2. CHARLES E. DAVIDSON
            -------------------
            (a) Aggregate number of shares of Common Stock beneficially owned:
                Percentage: 43.5%
            (b) 1. Sole power to vote or to direct vote: 14,006,435
                2. Shared power to vote or to direct vote: 0
                3. Sole power to dispose or to direct the disposition:
                   14,006,435
                4. Shared power to dispose or to direct the disposition: 0
            (c) Other than as reported above, there were no transactions by
                Mr. Davidson in connection with the Common Stock during the past
                60 days.
            (d) Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
            (e) Not applicable.

         Charles E. Davidson may, by reason of his status as manager of CD
Holding Company, LLC, be deemed to own beneficially the Common Stock of which CD
Holding Company, LLC possesses beneficial ownership.

                                    * * * * *

                                                             Page 17 of 19 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2006
                           WEXFORD CAPITAL LLC

                           By: /s/ Arthur H. Amron
                               -------------------------------
                           Name:  Arthur H. Amron
                           Title: Principal and Secretary

                           WEXFORD SPECTRUM INVESTORS LLC

                           By: /s/ Arthur H. Amron
                               -------------------------------
                           Name:  Arthur H. Amron
                           Title: Vice President

                           WEXFORD SPECIAL SITUATIONS 1996, L.P.

                           By: Wexford Advisors LLC, general partner

                           By: /s/ Arthur H. Amron
                               -------------------------------------------------
                           Name:  Arthur H. Amron
                           Title: Vice President

                           WEXFORD SPECIAL SITUATIONS
                              1996 INSTITUTIONAL, L.P.

                           By: Wexford Advisors LLC, general partner

                           By: /s/ Arthur H. Amron
                              --------------------------------------------------
                           Name:  Arthur H. Amron
                           Title: Vice President

                           WEXFORD ADVISORS LLC

                           By: /s/ Arthur H. Amron
                              --------------------------------------------------
                           Name:  Arthur H. Amron
                           Title: Vice President

                           WEXFORD-EURIS SPECIAL
                              SITUATIONS 1996, L.P.

                           By: Wexford-Euris Advisors LLC, general partner

                           By: /s/ Arthur H. Amron
                              --------------------------------------------------
                           Name:  Arthur H. Amron
                           Title: Vice President

                           WEXFORD-EURIS ADVISORS LLC

                           By: /s/ Arthur H. Amron
                              --------------------------------------------------
                           Name:  Arthur H. Amron
                           Title: Vice President

                                                             Page 18 of 19 Pages

                            WEXFORD SPECIAL SITUATIONS 1996 LIMITED

                            By: /s/ Arthur H. Amron
                               --------------------------------------------------
                            Name:  Arthur H. Amron
                            Title: Vice President

                            WEXFORD CAPITAL PARTNERS II, L.P.

                            By: Wexford Capital II, L.P., general partner

                            By: Wexford Capital Corporation, general partner

                            By: /s/ Arthur H. Amron
                                ------------------------------------------------
                            Name:  Arthur H. Amron
                            Title: Vice President

                            WEXFORD CAPITAL CORPORATION

                            By /s/ Arthur H. Amron
                               -------------------------------------------------
                            Name:  Arthur H. Amron
                            Title: Vice President

                            WEXFORD OVERSEAS PARTNERS I, L.P.

                            By: Wexford Capital Overseas, L.P., general partner

                            By: Wexford Capital Limited

                            By: /s/ Arthur H. Amron
                               -------------------------------------------------
                            Name:  Arthur H. Amron
                            Title: Vice President

                            WEXFORD CAPITAL LIMITED

                            By:  /s/ Arthur H. Amron
                                ------------------------------------------------
                            Name:  Arthur H. Amron
                            Title: Vice President

                            CD HOLDING COMPANY, LLC

                            By: /s/ Charles E. Davidson
                               -------------------------------------------------
                            Name:  Charles E. Davidson
                            Title: Manager

                            /s/ Charles E. Davidson
                            ----------------------------------------------------
                            CHARLES E. DAVIDSON

                            /s/ Joseph M. Jacobs
                            ----------------------------------------------------
                            JOSEPH M. JACOBS

                                                             Page 19 of 19 Pages